As filed with the Securities and Exchange Commission on October ___, 2000
                        Registration No. 333-___________
        -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                     ---------------------------------------
                              Sword Comp-Soft Corp.
                         (Name of issuer in its charter)


Delaware                                     7374                          98-0229951
(State or other jurisdiction         (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)     Classification Code)               Identification Number)

4055 St. Catherine Street West                                           Irving Rothstein, Esq.
Suite 133                                                                Heller, Horowitz & Feit, P.C.
Montreal H3Z 3J8 Quebec                                                  292 Madison Avenue
(514) 940-1098 CANADA                                                    New York, New York 10017
(Address and telephone number                                            (212) 685-7600
of registrant's principal executive                                      (Name, address and telephone
offices and principal place of business)                                  number of agent for service)


                      ------------------------------------
                                   Copies to:

                             Irving Rothstein, Esq.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600

         Approximate date of commencement of proposed sale to public: At the discretion of the selling stockholders.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------ ---------------- -------------------------- ---------------------------- ----------------
Title of Each Class of Securities to be    Amount To Be     Proposed Maximum           Proposed Maximum Aggregate       Amount of
Registered                                 Registered       Offering Price Per         Offering Price               Registration Fee
                                                            Security
------------------------------------------ ---------------- -------------------------- ---------------------------- ----------------
------------------------------------------ ---------------- -------------------------- ---------------------------- ----------------
Common Stock, par value $0.0001            11,000,000          $0.025(1)                       $275,000               $83.33
------------------------------------------ ---------------- -------------------------- ---------------------------- ----------------
(1)      based upon the price of a private offering.


     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION DATED, October ___, 2000
                                -----------------
                              Sword Comp-Soft Corp.
                             ----------------------

                        11,000,000 Shares of Common Stock

              This prospectus covers 11,000,000 shares of the common stock, par value $.0001 per share, of Sword Comp Soft Corp. The common stock offered here will be sold solely by the selling stockholders.

              The securities offered hereby involve a high degree of risk. Please read the "Risk factors" beginning on page 2.

              There is presently no public market for our securities. We intend to apply for a listing on NASDAQ on the OTC:BB.

                        ---------------------------------

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              Our principal executive offices are located at 4055 St. Catherine Street West, Ste 133, Westmount, Quebec H3Z 3J8, CANADA. Our telephone number is
(514) 940-1098.


                    The date of the Prospectus is October __, 2000.

                                  Risk factors

              You should carefully consider the following facts and other information in this prospectus before deciding to invest in the shares.

Since we have only a limited operating history, it is difficult for you to evaluate if we are a good investment

              We were incorporated in November 1998. As of this date, we have not introduced our first services. Accordingly, we have only a very limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Thus, our prospects must be considered in light of the risks, expenses and difficulties associated with a new and rapidly evolving market for proprietary Application Service Providers focusing on e-healthcare. In sum, because of our limited history and the youth and inherent risks of our industry, predictions of our future performance are very difficult.

Our independent auditor has expressed concern over our ability to remain in business and if we go out of business your investment will be lost

              In his report on our audited financial statements, our auditor has stated that there is a substantial doubt as to whether we will be able to remain in business for even the next twelve months. His concern is based upon our growing losses and no specific plan to have the funds necessary to implement our business plan. If his concerns are proven accurate, any investment in our securities will likely be lost.

We have incurred losses and anticipate even more losses in the future which may cause us to become insolvent

              From our inception in November 1998 through April 30, 2000, we incurred an accumulated deficit of $11,454. We anticipate incurring significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing our products. There can be no assurance that we will ever operate profitably.

We have no customers and generate no revenues and if we do not develop customers and generate revenue we will go out of business

              We have not entered into any agreements to utilize our technology with any subscribers or alliance partners. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we obtain contracts with a significant number of subscribers and a few health alliance partners. There can be no assurance that we will ever be able to obtain contracts with a significant number of subscribers to generate meaningful revenues or achieve profitable operations.

              Our success is dependent on successful implementation of our business plan, still in development. This involves developing and expanding our operations on a profitable basis and developing non-traditional marketing and promotional channels that would be available to promote our services on a monthly fee basis. We are unaware of any other entity that has attempted to accomplish what we propose to do and there is no assurance that we will be successful or that our business model and services will be accepted in the industry or result in the generation of significant revenues.

We need additional financing or we may have to curtail operations and investors will lose their money

              Our capital requirements relating to the commercialization of our technology will be significant. We will be dependent on the proceeds of future financings in order to continue in business and to develop and commercialize additional proposed application services. We currently project requiring an additional $ 420,000 in new financing. There can be no assurance that we will be able to raise the additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations.

Our infrastructure may not be reliable because it may not be large enough to accommodate growth and because of third party disruptions and if this occurs we will lose customers

              Our operations will depend upon the capacity, reliability, security and privacy of our systems infrastructure. We currently have only limited system capacity and will be required to continually expand our systems infrastructure to accommodate significant numbers of subscribers and their personal data. Development and/or expansion of our systems infrastructure will require additional financial, operational and managerial resources. There can be no assurance that we will be able to expand our systems infrastructure to meet potential demand on a timely basis or at a commercially reasonable cost. Our failure to develop and/or expand our systems infrastructure on a timely basis could have a material adverse effect on us. We will be dependent upon co-location and online service providers for access to our application services.

              Our systems infrastructure will also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Computer viruses or problems caused by third parties could lead to material interruptions, delays or cessation in service to our customers. Inappropriate use of the internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of consumers. Security and privacy concerns of consumers may limit our ability to develop a significant subscriber base.

We may face liability because of the content transmitted over our systems and if found liable the amount of damages could make us insolvent

              The liability we may face as a result of content disseminated through our system could have a negative impact on our financial condition. The law relating to the liability of businesses such as ours for content carried on or disseminated through their system is currently unsettled. We could become involved in litigation regarding the content transmitted over our system, which could create adverse publicity, significant defense costs and substantial damage awards. In addition, because health content materials can be downloaded and may be subsequently distributed to others, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials.

              We could also be exposed to liability in connection with the selection of materials that may be accessible over our system. Claims could be made against us if material or reports deemed inappropriate or incorrect by health viewers could be accessed. For instance, a subscriber may tells us about their hypertension leading us to recommend exercise but they fail to tell us that they are osteoporic and they break a bone.

                While we intend to carry insurance policies, our insurance may not cover potential claims of this type or may not be adequate to cover liability that may be imposed or related defense costs. There can be no assurance that we will not face claims resulting in substantial liability for which we are partially or completely uninsured. Any partially or completely uninsured claim against us would have a material adverse effect on our ability to operate.

                Special note regarding forward-looking statements

                  Some  of  the  statements   under  "Risk   factors,"  Plan  of
operations," "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

Summary historical financial information

                  The following selected financial data for the year ended April 30, 2000 and for the period November 2, 1998 (inception) through April 30, 2000 is derived from our audited financial statements included in this prospectus.

The following data should be read in conjunction with our financial statements.

Statement of operations data


----------------------------------------- --------------------------------------- ---------------------------------------
                                                                                  Year ended
                                          From 11/02/98                           4/30/2000
                                                                                  ---------
                                          (Inception)
                                          to 04/30/2000
----------------------------------------- --------------------------------------- ---------------------------------------
----------------------------------------- --------------------------------------- ---------------------------------------
                                                                                  $
Net Revenues                              $  -0-
----------------------------------------- --------------------------------------- ---------------------------------------
----------------------------------------- --------------------------------------- ---------------------------------------
                                                                                  $
Operating Loss                            $ (11,454)
----------------------------------------- --------------------------------------- ---------------------------------------
----------------------------------------- --------------------------------------- ---------------------------------------
                                                                                  $
Income Taxes                              $  -0-
----------------------------------------- --------------------------------------- ---------------------------------------
----------------------------------------- --------------------------------------- ---------------------------------------
                                                                                  $
Net Loss                                  $ (11,454)
----------------------------------------- --------------------------------------- ---------------------------------------
----------------------------------------- --------------------------------------- ---------------------------------------
                                                                                  $
Loss Per Share                            $ (.001)
(Basic and Diluted)
----------------------------------------- --------------------------------------- ---------------------------------------
----------------------------------------- --------------------------------------- ---------------------------------------

----------------------------------------- --------------------------------------- ---------------------------------------


Balance sheet data

                           April 30, 2000
Working Capital              $ 144,807
Total Assets                 $ 166,660
Total Liabilities            $   6,853
Stockholders' Equity         $ 159,807

                               Plan of operations

                  The following discussion should be read in conjunction with the financial statements and related notes, which are included elsewhere in this prospectus.

                  Sword Comp-Soft Corp., based in Montreal, Canada, is a new Application Service Provider initially investing in the e-healthcare sector. Application Services, a rapidly growing segment of the internet economy, is the term used to describe internet providers that focus on a single topic or issue in a conversational manner. We were initially formed in November 1998 and are currently still in the development phase and preparing to begin commercial activity in the first quarter of 2001.

                  We now have what we believe is some of the most advanced technology currently available in the field of e-healthcare. We also hope to benefit from our relationship with Millenia Hope, Inc., our controlling shareholder, via participation with their scientific committee and products and services. While we expect to incur direct expenditures for research and development in the approximate amount of $ 260,000 thru December 2000, we expect governmental agencies of Canada, who provide excellent incentives, to provide us with grants. Research and development grants will be recorded as a reduction of expense on the income statement, leaving us with the net amount of the expense.

                  The first array of our application services are currently expected to be available by the end of 2000. Although our products have worldwide application, the marketing plan for the first year of operations is to concentrate on the North American market and to focus, particularly during the balance of this year, on significant opportunities that have been identified for or by twenty of the top companies which are: Abbot; Astra; Bayer; Bristol Myers Squibb; Eli Lilly; Hoechst Marion Roussel; Glaxo Wellcome; Hoffman Laroche; Janssen-Ortho; Merck; Novartis; Novopharm; Parke-Davis; Pfizer; Pharmacia & Upjohn; Rhone-Poulenc; Schering Plough; Smith Kline Beecham; Wyeth-Ayerst; and Zeneca Pharma. Should we be unable to complete formal contracts with a few one of the major pharmaceutical companies, our plan is to market directly to consumers on a monthly fee basis.

                  Initially, our interactive health service applications will be promoted primarily via our web site, internet on-line advertising and by an aggressive effort to recruit specific web communities that are health and well being oriented. Co-parenting, the joining of two products/services or ideas presented as a single corporate message, will be employed in tandem with major medical and not for profit organizations to raise the profile of our unique offering. As interest grows commensurately, we will employ a wider choice of media outlets to promote our website, Medicocenter.com

                  We believe that our sales targets are both modest and achievable based upon ad hoc discussions with potential health alliance partners. We hope to break even this year and have revenues of $1.3 million during fiscal 2001. We currently anticipate that our monthly burn rate, once we commence sales, will be approximately $40,000.

                  During our initial fundraising in 2000, we sold 11,000,000 shares for an aggregate of $275,000. We anticipate using these funds as follows.

                  Research & Development             $ 75,000
                  Advertising and Marketing          $ 67,000
                  Rent & office equipment            $ 22,000
                  Administration  & Selling          $ 72,000
                  Internet setup and bandwidth       $ 19,000
                  Legal, Accounting, offering cost   $ 20,000

                  We believe our current cash on hand is sufficient to see us through the development stage and until we are able to bring the first of our application service providers on line and generating revenue.

Year 2000 disclosure

                  We are  Year  2000  compliant  and we do  not  anticipate  any internal problems. In the event any internal problems should arise, we have many expert computer technicians available to us and we believe that we will be able to satisfactorily address any such problems. However, we are dependent on the integrity of the internet being maintained to derive income from the sale of subscriptions and advertising spots and if the internet should fail or if our hosts or internet service providers should fail, we could be adversely impacted. Given the currently available information this does not appear to be a likely scenario and, accordingly, we do not believe that our potential for profitability or operations will be materially affected by the Year 2000 problem.

                  The  most  important   technical  success  factors  have  been
assuring unique reliable health modules on top of basic e-commerce and online mass storage capabilities.

                                    Business

                  We were initially formed in November 1998 and are currently still in the development phase and preparing to begin commercial activity in the first quarter of 2001. We are based in Montreal, Canada. We are a new Application Service Provider initially investing in the e-healthcare sector. Application Services, a rapidly growing segment of the internet economy, is the term used to describe internet providers that focus on a single topic or issue in a conversational manner.

                  We are working on a pilot and believe that we will be in a position to offer a range of application services designed around the concept of providing a series of useful, on-line interactive health services and facilities in an attractive, convenient format to people in their personal electronic environments. These application services include the identification and personal logging of disease(s) and strategies to cope with long term health issues from nutrition, wellness and health in a "patient driven" format.

                  Essentially, the subscribers use application programs to create, store and transact medical data on the application server, for example: the interactive on-line health service will record similar data to that usually given to a primary health care worker, such as a doctor or a nurse, and create an overall profile of individual health needs. Each application will relate to a specific disease, drug, or part of the human anatomy on a pay per use basis, although this fee may be sponsored. We also plan to offer pre-operative processing support.

                  The first of the applications on which the Company intends to focus are the areas of nutrition, osteoporosis, diabetes and the human skeletal system. We are planning to work on drug ASPs to enhance data for real trials and encourage and remind patients to take all their prescriptions on a timely and complete basis. This important data, on an ever-increasing number of patients for that particular drug or course of treatment, is of great value.

                  Consumers will be able to access the Company's branded subsidiary site, www.medicocenter.com, and receive an individualized assessment based on their current health level and a nutritional plan designed to enhance the quality of their life and well being in the future. If, for example, a consumer has concerns about the onset or worsening of high blood pressure, he or she can engage in an interactive dialogue with the ASP to establish signposts to gauge the extent of the problem in conjunction with their physician. Following this, a detailed list of preventive measures and chronic treatment support will be provided to allow the consumer alternative choices as to a course of action best suited to their life situation.

Product differentiation

                  The methodology of empowering the consumer, vis-a-vis their own health needs, broadens the overall health sector knowledge base and allows for intelligent, well thought out courses of action by the consumer when dealing with their professional health provider. Each of the applications is uniquely tailored to the particular needs of that consumer and their areas of concern.

                  Our on-line medical services will be interactive, a dialogue between the consumer and the applications. Our goal is to position us so that, in the e-healthcare sector, our services are always perceived as being a rich and diverse source of information in a user friendly, interactive, individualized format. The clarity and consistency of that message will be monitored on an ongoing basis so that it meshes seamlessly with the changing needs and concerns of the consumer pool.

                  There are over 15,000 health-based internet sites as reported by Business 2.0 magazine, in its March 1999 edition. Almost all of these are what Jupiter Communications dubbed "informational" i.e., they are one-way content providers and serve essentially the function of being an electronic medical encyclopedia. A few are transactional such as on-line pharmacies. In this new decade, we expect e-healthcare to adopt new business models and innovate to meet the demands of an industry in need of fundamental change. We believe that the new e-trends emerging in the healthcare industry will have an impact and provide significant investment opportunities.

                  The ASP systems work as small communication programs, which accumulate data for individuals, including those with multiple problems, through a question and answer interface that is supported by an ASP, much like mimicking the Patient/Doctor interaction. The ASP then accesses our inference engine adding to the knowledge base, which in turn spawns a dynamic ASP ending in a report to the consumer. We are a proprietary Application Service Provider in the Business to Consumer, otherwise known as the "B-2-C" segment. We currently find ourselves alone in this segment of consumer e-healthcare.

                  One of the large players in e-healthcare is E-MedSoft.com. In June 2000, their website, e-medsoft.com, stated the following:

                  "E-MedSoft.com provides management systems for health care companies that are accessed through the Internet. The system allows [professional] people in different locations to access health care data from anywhere with an Internet hook-up. It connects all the major [professional] constituents in a health care network,"

                  The Trizetto Group delivers a third party ASP solution but also in the Business-to-Business, or "B-2-B" segment. Trizetto's website in June 2000 stated:

                  "Packaged applications only address approximately 70 percent of the requirements unique to an organization, according to Lu Kabir, senior vice president of marketing and business development at Trizetto. Typically these applications must be modified and integrated to provide optimal benefits to users. According to Kabir, by the time companies complete the implementation, for every dollar they've spent on software licenses, they've spent an additional nine on consulting services."

                  The major limiting factor in this industry right now is that, at present, these solutions are too expensive for the average consumer. Our applications hope to remedy this situation. Although e-medsoft.com, Trizetto and others may evolve to Business to Business to Consumer (B-2-B-C), we believe that it is somewhat down the line as they are now strategically engaged in putting web front ends onto existing legacy systems as opposed to a fresh start with new proprietary systems designed specifically for the new trends. Significant corporate settlement of healthcare costs may be available to our Medicocenter web site to link our consumers through to professional systems for various payments.

                  According to Forrester Research, the ASP market is expected to grow to more than $21 billion in 2001. Forrester defines application server as " A software server product that supports thin clients with an integrated suite of distributed computing capabilities." (June 2000). They further note in an article in January 2000 by Bobby Cameron: "The Death Of IT

                           The IT  organization  will  disappear  in  successful
                eBusinesses. To support complex, fast-changing business processes that span multiple companies, firms will disperse technology management across an exT (external technology) environment."

                           As  traditional  methods give way, the consumer  will
                have access to systems that, previously, only corporations could afford. In some jurisdictions health "credits" are replacing traditional Medicare/Medicaid systems, whether in part or in total. In this scenario the patients determine where, how and with whom to spend their healthcare funds.

                  This democratization is further underscored by the following CNN.com report by Daniel Eisenberg, on June 5, 2000, entitled "Curing managed care" the headline and excerpted article reads

                  " With costs rising and patients rebelling, the prognosis for
                    HMOs isn't so good...

                   On this day, though, Donaldson, a founder of the investment firm Donaldson, Lufkin & Jenrette and a former chairman of the New York Stock Exchange, was out to present Aetna's new bedside manner. "In response to a real market need, we heartily embraced managed care," he told the crowd. "But there was a price, in terms of too many restrictions and too much process that have grown increasingly unpopular. There are those who say the pendulum has swung too far. I agree."

                  Since taking over (AETNA U.S. Healthcare) a few months ago from Richard Huber, the combative CEO who was forced out, Donaldson has been trying his best to mend the HMO giant's sickly relations with doctors and members, who view it as putting profits ahead of patients."

                 As can be seen from the aforementioned report, consumers are seeking alternative choices.

                  We are keenly aware of the ethical issues involved in healthcare services being sold over the internet but note the following from Wired.com's website this month.

                  DENVER -- When medical research and business mix it may raise eyebrows -- if not serious ethical questions -- but scientists say the two need each other to ensure that medical advances are delivered to the public.

                              "I think it's important to appreciate that there's an important role at both ends," said Dr. Harry Malech, head of genetic immunotherapy at the National Institute of Allergy and Infectious Disease in Bethesda, Maryland. "There are very few things that have gone directly from basic science to being widely available to people in the community to treat their disease process. Industry is essential for translating these things."

                  There has been a plethora of warnings from non-profit speakers and organizations regarding the sometimes thinly veiled profit motives for "informational sites". We do not prescribe, any drugs, however we do aim to be profitable within a few years.

Marketing and sales

                  The business model we developed takes into account a number of features of the new consumer empowerment for healthcare:

                  First; The Forrester report, "Why Doctors Hate the Net, (April
2000) ... comes on the heels of a recent American Medical Association survey that shows fewer than 40 percent of doctors use the Web as part of their practice.

                  Second; Docs in the Dark Ages by Kristen Philipkoski , Mar. 9, 2000 PST

                  "Doctors tend to be traditionalists, and that's not good news for e-health businesses hoping to take healthcare to the
                  Internet. ...

                  More than 100 million consumers are looking to the Internet for health information, but that may not be enough to convince doctors that they need to embrace the Net, according to Dr. Edward Fotsch, president and CEO of the health site Medem. "

                  Third; Health Information on-line is a huge and growing segment of the Healthcare industry, whose sales are predicted to rise to $10 billion by the year 2004. In the same release (Jupiter Communications Inc. January 2000) reported that 45% of on-line consumers access the Internet for health information.

                  Fourth; We believe that the consumer "dependency" on the medical system is shifting to a self-directed model as healthcare budgets and patient tolerance erodes.

                  In Patients, Heal Thyselves by Lindsey Arent May. 20, 1999 PDT states

                  "If the researchers at the Center for Future Health have their way, your early checkup could be a thing of the past. "

                  Doctors, engineers, and scientists at the Center for Future Health are creating gizmos to put the diagnostic power of the doctor's office in the hands of patients." and sophisticated, yet simple homecare is enabled

Properties

                  Our facilities are located in approximately 800 square feet of leased office space in Montreal, Canada. Our lease expires on June 30, 2005, and provides for an annual rental of US$ $18,000. We have only negligible costs relating to environmental compliance laws.

Legal proceedings

          We are not involved in any material legal proceedings

Management

         Contracts for officers and employees, are being reviewed by legal counsel and have not yet been signed.

Officers and directors

Name                               Age        Title
----                               ---        -----
Anthony Ierfino                    25         President & CEO, Director
Leonard Stella                     39         Chief Operating Officer, Director
Dr. Christos Tsoukas, C.M.,M.D.,   52         Vice-President - Scientific
     F.R.C.P., F.A.C.P                        Research and Development
Abdulmajid Sharif                  25         Chief Technical Officer, Director
Dr. Raafat G. Saade                36         Vice-President - Data Information,
                                              Director

Mr. Anthony Ierfino, President/CEO - Director

         Mr. Ierfino received his Bachelor of Arts degree in Computer Science from Concordia University in 1996. In 1998 he received his Microsoft certificate as a systems Engineer. Mr. Ierfino combines expert knowledge in both Internet servers and Networks. He is highly accomplished in hardware installations, routing, set-up, support, etc. of the above. That being said, his main expertise is in the Security field for both networks and the Internet. He has served as the head of Network Administration for Bell Sygma International, 1997-2000, as well as administration of over 140 Internet Web sites for Mila Consultants, 1996-1997. He also heads his own firm, Payment Central Inc that specializes in security and authorization of both credit card payment and wire transfers via voice recognition.

Mr. Leonard Stella, COO - Director

         Mr. Stella has a Bachelor of Arts from McGill University, and received his Graduate Diploma in Hospital Administration from Concordia University. From 1984-1985 he was the assistant administrator of the Mt. Sinai Hospital. In 1986 Mr. Stella founded and operated a residential and commercial property developer, Dominion Certified Development. In 1991, he founded Trans-Immobilia, a residential property company that he continues to run to date. In 1998 he was one of the founding partners and has the position of President and Treasurer of Millenia Hope Inc., a Delaware company, specializing in the biotechnology field, that is publicly traded on the NASD's OTC Bulletin Board. To Sword, he brings his administration and management skills and expertise in working for public companies, and with venture capitalists and public relations firms.

Dr. Christos Tsoukas, Vice President of Research and Development

         Dr. Tsoukas received his Bachelor of Science degree from McGill University and his Medical degree from the University of Athens in 1975. In 1982 he was granted a specialization in Immunology from McGill University. Since 1982 he has been a full professor at McGill University. Since 1990, he has been the Associate Director of the McGill AIDS Center. Dr. Tsoukas is considered a leader in the development of clinical trials on AIDS as well as being one of the founders of the HIV treatment unit at the Montreal General Hospital. Also involved with the World Hemophilia Federation, he has been the guest speaker at many international symposia and is the author of many learned publications.

Dr. Raffat G. Saade - Vice President - Data Information - Director

         Dr. Saade received his Bachelor of Engineering from Concordia University in 1987. This was followed by his Master's in 1990 and his Ph.D. in Engineering in 1995, all from the same Institution. Dr Saade has broad expertise in computer modeling, expert systems and interactive programming, with emphasis on the fields of health and nutrition. Dr. Saade has worked on a wide variety of projects for several corporations and Universities from 1988 to the present.

These included simulation models for Tecsult Inc. and the Lasalle Consulting Group between 1990-1993, an interactive computer aided learning system for McGill University from 1995-1996 and, more recently, the development of intelligent systems for data interpretation for Imro Medical System in 1997-1998 and a medical decision support system for the Internet for Global Netcare (NASDAQ: OTC BB -GBCR) during 1998 and 1999. In 1999-2000 he was involved with a joint project with Harvard University to develop a risk assessment program for osteoporosis. Dr. Saade has published over 40 reports and projects and lectured to Industry and Universities.

Mr. Abdulmajid Sharif, CTO (Chief Technical Officer)

         Mr. Sharif received his Bachelor of Science with honors in Physics and Mathematics from McGill University in 1997. Mr. Sharif has extensive and in-depth knowledge in both the software and hardware areas. He has served as the technology advisor to McGill University; Faculty of Science Computer Taskforce from 1997-1999 as well as the Faculty of Arts Computer Networking from 1997-1999. In 1999 he received his Microsoft certificate as a Systems Engineer and as a professional and Internet expert. Since 1995, Mr. Sharif has worked in various faculties and projects for McGill University. He is an expert in Internet technologies: World Wide Web, FTP, Internet Groupware with a highly specialized expertise in Internet Security. As well, Mr. Sharif has extensive knowledge in the field of networking and the integration of heterogeneous networks.

Indemnification of directors and officers.

          Neither our By-Laws nor our Certificate of Incorporation currently provides indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

Compensation of directors

         Directors do not receive any compensation for services as members of the board of directors.

                          Security ownership of certain
                        beneficial owners and management

                  The following table sets forth, as of September 30, 2000, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for

o each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,

o        each of our officers and directors and

o        all of our officers and directors as a group.

         Each stockholder's address is c/o Sword Comp-Soft Inc., 4055 St. Catherine Street West, Suite 133, Montreal, Quebec, CANADA, H3Z 3J8

                                Number of
                                Shares Owned
Name                            Beneficially             % of Total

Millenia Hope, Inc.              35,700,000                 76.4%
Anthony Ierfino (1)                 120,000                   *
Leonard Stella (2)                  120,000                   *
Abdulmajid Sharif (3)               120,000                   *
Christos Tsoukas (4)                120,000                   *
Raafat Saade (5)                    120,000                   *

All Officers and Directors
as a Group (5 persons)              600,000               0.0127

* less than 1%

(1)      President and CEO - Director
(2)      Chief Operating Officer - Director
(3)      Chief Technical Officer - Director
(4)      Vice President - Research and Development
(5)      Vice President - Data Information - Director

Executive compensation

         From our inception on November 2, 1998, through the fiscal year ended April 30, 2000, no compensation was paid to any of our executive officers.

                      Disclosure of commission position on
                 indemnification for securities act liabilities

         Neither our by-laws nor our certificate of incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            Description of securities

Authorized and outstanding stock

         Our authorized capital stock consists of 70,000,000 shares of common stock, $0.0001 par value. As of September 30, 2000 there were 46,700,000 shares outstanding, which were held by 193 stockholders of record.

Common stock

         Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote.

         Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

 Transfer agent and registrar

         The stock transfer agent and registrar for our common stock is Intercontinental Registry and Stock Transfer, located at 900 Buchanan blvd # 1, Boulder City, Nevada 89005-2100.

Dividend policy

         Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future

Shares available for future sale

             On the date of this prospectus, all 11,000,000 shares included in this prospectus will generally be freely tradable without restriction imposed by, or further registration under, the Securities Act. An additional 35,700,000 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below. Commencing at various dates, these shares may be sold to the public without any volume limitations.

           In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         You should note that we anticipate that our shares of common stock will initially be included for quotation on the OTC Bulletin Board. Pursuant to SEC regulations, the OTC Bulletin Board is not considered an "automated quotation system of a registered securities association" and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three-month period.

                              Plan of distribution

         The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

         The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                              Selling stockholders

         We are registering shares of common stock purchased by investors in our 2000 private placement offerings,

         Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to ours.

         Except as indicated below, none of the selling stockholders has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by our transfer agent and from other available sources in September 2000.

         These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or to dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

         The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.


                                          Shares Beneficially                       Shares Beneficially
                                              Owned                                      Owned
Name of Selling Security Holder           Before Offering      Offering             After Offering
-------------------------------           ---------------      --------             --------------
Jose Sardano                                 25,000             25,000                    0
Mario Volpe                                  25,000             25,000                    0
Claude Auclair                                  500                500                    0
Renee Lapierre                                  500                500                    0
Francois Rochon                               1,000              1,000                    0
Raoul Bouvin                                    500                500                    0
Roberto Mocella                               1,000              1,000                    0
Jean Paul Belisle                               500                500                    0
Cosmo Salerno                               100,000            100,000                    0
Nino Del bello                               50,000             50,000                    0
Quantis Ltee                                  1,000              1,000                    0
Sebastien Larochelle                            500                500                    0
Mrs. Maria Fusco                              1,000              1,000                    0
Dichro Mgt Consultant Inc.                      500                500                    0
Denise Larochelle                               500                500                    0
Bruno Ballarano                                 500                500                    0
Chantal Corbeil                                 500                500                    0
Les Investissements MPS inc.                    500                500                    0
Jean Pierre Leclerc                             500                500                    0
Raymond Roy                                   1,000              1,000                    0
Jacques Leclerc                               1,500              1,500                    0
Christiane Proulx                               500                500                    0
139472 Canada Inc.                            1,000              1,000                    0
Kenneth Di Brewen                             1,000              1,000                    0
Luc Methot                                      500                500                    0
Robert Courtois                               1,000              1,000                    0
Michel Gagne                                    500                500                    0
Bruno DeLorme                                   500                500                    0
Georges Gagnon                                  500                500                    0
Pierre Poulin                                 1,000              1,000                    0
Gerald Sylvestre                                500                500                    0

                                       19


Dominique Salerno                            10,000             10,000                    0
Antonio Petrantonio                          10,000             10,000                    0
Jean Thellen                                  1,500              1,500                    0
Mario Goncalves                               1,500              1,500                    0
Christian Cardinal                            1,000              1,000                    0
Richard Panbrun                                 500                500                    0
Collette Fillion                                500                500                    0
Julie Bastien                                   500                500                    0
Martine Bastien                                 500                500                    0
Lucie Godette                                   500                500                    0
Stephanie Godette                             1,000              1,000                    0
Joel Chapdelaine                              1,500              1,500                    0
Celine St-Onge                                1,000              1,000                    0
Martin St-Onge                                  500                500                    0
Constance Godette                               500                500                    0
Laurette Borduas                                500                500                    0
Michel Chapdelaine                            1,000              1,000                    0
Jean Bastien                                    500                500                    0
Bernard Dallaire                                500                500                    0
Denise Comptois                               1,000              1,000                    0
Yves Comptois                                   500                500                    0
Raynald Racicot                               1,500              1,500                    0
Pierre Nault                                  1,500              1,500                    0
Georges Gagnon                                  500                500                    0
Armand Patenaude                                500                500                    0
Denis Chicoine                                  500                500                    0
Julia Shaar                                     500                500                    0
Claude Cote                                   1,000              1,000                    0
Andre Corriveau                                 500                500                    0
Yves Cyr                                      1,000              1,000                    0
Maryse Richard                                1,000              1,000                    0
Jules Chicoine                                  500                500                    0
Langis Charron                                  500                500                    0
Jacques Goyet                                   500                500                    0
Yvan Levesque                                   500                500                    0
Liette Lalonde                                1,000              1,000                    0
Alain Boyer                                     500                500                    0
Micheline Sawyer                                500                500                    0
Lyne Barry                                      500                500                    0
Raymond Guitard                               1,000              1,000                    0

                                       20


Montreal Marine Cleaners                      1,500              1,500                    0
155707 Canada Inc.                              500                500                    0
Yvon Lambert                                    500                500                    0
Paul Peloquin                                   500                500                    0
Danielle Pontbriand                             500                500                    0
Gilles Lavalee                                  500                500                    0
Jacqueline Beausoleil                         1,000              1,000                    0
Fanny Dubuc                                   1,000              1,000                    0
Francois Fregault                               500                500                    0
Andre Beaulieu                                  500                500                    0
Manon Delisle                                 1,000              1,000                    0
Suzanne Legault                               1,500              1,500                    0
Michele Lafrancois                            1,500              1,500                    0
Filippo Vita                                    500                500                    0
Luis Vitorino                                   500                500                    0
Andre Grimard                                 1,000              1,000                    0
Gabriel Lo Russo                              1,000              1,000                    0
Eric Sardano                                  1,500              1,500                    0
Karine Bastien                                  500                500                    0
Francine Pauze                                1,000              1,000                    0
Giuliano Ercoli                                 500                500                    0
Suzanne Cormier                                 500                500                    0
M.J. Anny Sardno                                500                500                    0
Marc Sansregret                                 500                500                    0
Michel Sevigny                                1,000              1,000                    0
Valerie Tsaroukas                             1,000              1,000                    0
Sylvain Cournoyer                             1,500              1,500                    0
Patrick Marcovecchio                         60,000             60,000                    0
Joe Caruso                                      500                500                    0
Guglielmo Pecorilli                          48,000             48,000                    0
Leonardo Arcuri                             250,000            250,000                    0
John Axmit                                      500                500                    0
Michel Bedrossian                            15,000             15,000                    0
Ines Benedict                                 5,000              5,000                    0
George Benson                                   500                500                    0
Joel T. Bugsy                                 7,500              7,500                    0
Rodney Codmar                                   500                500                    0
Dominico De Angelis                          25,000             25,000                    0
Burt Delrivo                                  1,000              1,000                    0

                                       21


Gloria Delrivo                                1,000              1,000                    0
Louis Grecco                                 25,000             25,000                    0
Mike Rossi                                   20,000             20,000                    0
Silvio Villeneuve                            25,000             25,000                    0
Marcel Villeneuve                            25,000             25,000                    0
Jean Pierre Villeneuve                       25,000             25,000                    0
Francine Villeneuve                          25,000             25,000                    0
Perry Choiniere                             100,000            100,000                    0
Valentin Cimpan                               5,000              5,000                    0
Gilles Gonier                                 5,000              5,000                    0
Gaspar Stella                                25,000             25,000                    0
Joanna Stella                                25,000             25,000                    0
Bianca Stella                                25,000             25,000                    0
Raffi Bedrossian                             50,000             50,000                    0
Nicole Riopel                                 5,000              5,000                    0
Patrick Picorelli                            50,000             50,000                    0
Silvio Rossi                                    500                500                    0
Dr. Rene Morel                              150,000            150,000                    0
Antonio Vecchiarino                          15,000             15,000                    0
Francesca Albano                            100,000            100,000                    0
Yehuda Kops                                 350,000            350,000                    0
Claude Villeneuve                           371,500            371,500                    0
Roberto Savoca                               40,000             40,000                    0
Anna Allen                                   40,000             40,000                    0
Giovanna Martorana Magri                      8,000              8,000                    0
9089-6929 Quebec Inc.                       360,000            360,000                    0
Ignazio Magri                                40,000             40,000                    0
Giuseppe Magri                                8,000              8,000                    0
Maria DiCesare                               14,440             14,440                    0
Cliff Blass                                  20,000             20,000                    0
Sofia Catalina                                9,400              9,400                    0
Patricia Fronteira                            4,000              4,000                    0
Rosario Gioffre                              70,000             70,000                    0
Denis Ponari                                 10,000             10,000                    0
Anthony Ierfino (1)                         120,000            120,000                    0
Leonard Stella (2)                          120,000            120,000                    0
Abdulmajid Sharif (3)                       120,000            120,000                    0
Raffat Saade (5)                            120,000            120,000                    0
Christos Tsoukas (4)                        120,000            120,000                    0
Robert Picorelli                             80,000             80,000                    0
Ted Roan                                     50,000             50,000                    0

                                       22


Somli Holdings                              250,000            250,000                    0
George Tsoukas                              250,000            250,000                    0
Sartor Corp.                                250,000            250,000                    0
Raymond Roy                                  25,000             25,000                    0
Ruben Armenta                                10,000             10,000                    0
Estere Granata                               20,000             20,000                    0
PSI International                           150,000            150,000                    0
Ian Breton                                   10,000             10,000                    0
Jovette Simoneau                             25,000             25,000                    0
DM Investments                              250,000            250,000                    0
David Muldor                                100,000            100,000                    0
Michael Solomita                            100,000            100,000                    0
Daniel Solomita                              50,000             50,000                    0
Vincent Solomita                            100,000            100,000                    0
Joseph Solomita                              20,000             20,000                    0
Rocco Piccolo                               100,000            100,000                    0
Myriam Cella                                100,000            100,000                    0
Josie Gammieno                               10,000             10,000                    0
Rafael Bitton                                80,000             80,000                    0
Mike Ghakis                                  40,000             40,000                    0
Marc Dumont                                  20,000             20,000                    0
Dean Cristofaro                              60,000             60,000                    0
Ivano Delnegro                               40,000             40,000                    0
Charles Layne                                20,000             20,000                    0
Mohsen Yadman                                20,000             20,000                    0
Danny Lamaroux                               20,000             20,000                    0
Silvana Favero                               10,000             10,000                    0
Nicholas Skafidas                             4,000              4,000                    0
Linda Nikolakopoulos                          4,000              4,000                    0
Rea Pangalo                                   3,000              3,000                    0
Jacques Theriault                             3,000              3,000                    0
Georgia Florov                                8,000              8,000                    0
Spiros Fengos                               100,000            100,000                    0
Giuseppe Castiglione                        181,200            181,200
Antonio Arcuri                              200,000            200,000                    0
Dominico Arcuri                             200,000            200,000                    0
Nordam Services Ltd.                        600 000            600,000                    0
9033-0176 Quebec Inc.                       819,000            819,000                    0
Nestar Trading Inc.                       1,089,000          1,089,000                    0
Astute Holdings                           1,089,000          1,089,000                    0

                                       23


International Global Investments          1,089,000          1,089,000                    0


(1)      Our President, CEO and a Director
(2)      Our COO and a Director
(3)      Our CTO and a Director
(4)      Our VP of Research and Development
(5)      Our VP of Data Information and a Director

                                  Legal matters

         Certain legal matters in connection with this offering are being passed upon by the law firm of Heller, Horowitz & Feit, P.C., New York, New York.

                                     Experts

         Our audited financial statements as of April 30,2000 and for the fiscal year then ended are included in this prospectus in reliance upon the report of Mark Cohen C.P.A., an independent certified public accountant, and upon the authority of said person as an expert in accounting and auditing.

                              Available information

         Commencing on the date of this prospectus, we will be subject to the information Requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of its regional offices at the following addresses:


o        7 World Trade Center, 13th Floor, New York, New York 10048; and

o        500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

                                Mark Cohen C.P.A.
                           1772 East Trafalgar Circle
                               Hollywood, Fl 33020
                                (954) 922 - 6042
--------------------------------------------------------------------------------


                          INDEPENDENT AUDITORS' REPORT




Board of Directors
Sword Comp-Soft Corp.

We have audited the accompanying balance sheet of Sword Comp-Soft Corp. (a company in the development stage) as of April 30, 2000 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the year ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sword Comp-Soft Corp. at April 30, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has experienced an operating loss that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/Mark Cohen

Mark Cohen C.P.A.
A Sole Proprietor Firm


Hollywood, Florida
July 15, 2000

                            SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEET
                               AT APRIL 30, 2000

                                     Assets

Current Assets
     Cash and cash equivalents                                       $ 151,660
     Total current assets                                              151,660
Property and equipment, net                                             15,000

       Total assets                                                    166,660
                                                                       =======

                       Liabilites and Shareholder's Equity

Current Liabilities
     Accounts payable                                                     -
     Accounts payable and accrued liabilities                            6,853

       Total current liabilities                                         6,853

 Shareholder's Equity
     Common Stock, $.0001 par value; authorized 70,000,000 shares;       1,100
          issued and outstanding - 11,000,000 in 2000
     Paid in Capital                                                   273,901
     Share Subscription Receivable                                    (103,739)
     Deficit accumulated during the development stage                  (11,454)

       Total Shareholder's Equity                                      159,807

        Total liabilities and shareholder's equity                   $ 166,660

Read the accompanying summary of significant accounting policies and notes to financial statements, both of which are an integral part of this financial statement.

                             SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                              STATEMENT OF INCOME
           FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000


                                                                   Year Ended
                                                                 April 30, 2000
                                                            --------------------

Operating Expenses:
       Selling, general and administrative expenses                $ 11,454

Net Loss                                                          $ (11,454)
                                                            ====================

Basic weighted average common shares outstanding                 11,000,000
                                                            ====================

Basic Loss per common share                                       $ (0.0010)
                                                            ====================


Read the accompanying summary of significant accounting policies and notes to financial statements, both of which are an equal part of this financial statement.

                             SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       STATEMENT OF SHAREHOLDERS' EQUITY
           FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000



                                                                                  Accumulated
                    Common Stock                                  Receivables    Deficit during       Total
----------------------------------------------     Paid in          Shares        Development       Shareholder's
    Shares          Par Value       Amount         Capital        Subscription       Stage            Equity
----------------  --------------  ------------  --------------  -------------------------------  ---------------


              -             $ -           $ -             $ -              $ -             $ -              $ -


     10,400,000          0.0001         1,040         258,961         (103,739)              -          156,262


        600,000          0.0001            60          14,940                -               -           15,000


                                                                                       (11,454)         (11,454)
----------------  --------------  ------------  --------------  ---------------  --------------  ---------------
     11,000,000         $ 0.001       $ 1,100       $ 273,901       $ (103,739)      $ (11,454)       $ 159,807
================  ==============  ============  ==============  ===============  ==============  ===============


Read the accompanying summary of significant policies and notes to financial statement, both of which are an integral part of this financial statement.

                             SWORD COMP-SOFT CORP.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENT OF CASH FLOWS
           FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000


CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                                   $ (11,454)
Adjustments to reconcile net income (loss) to net cash                      -
 used in operating activities:
Changes in Operating assets and liabilities:
              Accounts Payable and Accrued Liabilities                  6,853
                                                              ----------------

Net cash provided by/(used in) operating activities                    (4,602)


CASH FLOWS FROM INVESTING ACTIVITIES:

Net cash provided by/(used in) investing activities                         -

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Sales of common stock                                                156,262
                                                              ----------------

Net cash provided by/(used in) financing activities                    156,262
                                                              ----------------

Net increase (decrease) in cash and cash equivalents                   151,660
Cash and cash equivalents, beginning of period                               -
                                                              ----------------

Cash and cash equivalents, end of period                             $ 151,660
                                                              ================

Read the accompanying summary of significant accounting policies and notes to financial statement, both of which are an integral part of this financial statement.

                              SWORD COMP-SOFT CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
            FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

         Sword Comp-Soft Corp. (the "Company") was organized on November 02, 1998. The company is an Application Service Provider in the E-Health sector providing on-line interactive health services through the internet.

Sword Comp-Soft Corp. prepares its financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Fair value of Financial Instruments

     The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued expenses and other liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

Earnings Per Share of Common Stock

     Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period.

Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

                             SWORD COMP-SOFT CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
           FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000

NOTE 3 - PROPERTY AND EQUIPMENT, NET

    Property and equipment, net consists of the following:

Computer Equipment. . . . . . . . . . . . . . . . . . . . . . . $ 15,000
(Acquired from related party and recorded at
predecessor basis)                                                15,000
Less:  Accumulated depreciation. . . . . . . . . . . . . . . .         -
    Property and equipment, net. . . . . . . . . . . . . . . .  $ 15,000

Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                                  Years
                                                                  -----

Computer Equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

NOTE 4 - COMMITMENTS AND CONTIGENCIES

Dedicated internet access
     The company has entered into an agreement with UUNET Canada, Inc. for dedicated access to the commercial internet. The agreement is for twelve months starting March 01, 2000 and expiring on February 28, 2001. The monthly amount is $1,395 CAD plus applicable taxes.

Office Rent
     The company has entered into an lease agreement with 9033-0176 Quebec Inc. for office space. The term of the lease begins on May 01, 2000 and terminates on June 30, 2005, with an option to renew for an additional five years. The annual rent amount is $18,000.

NOTE 5 - GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The company reported a net loss of $11,454 for the year ended April 30, 2000. As reported on the statement of cash flows, the Company incurred negative cash flows from operating activities of $4,602 from inception. To date, this has been financed principally through the sale of common stock ($151,660). Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and seek new expansive areas in on-line healthcare sector. Management anticipates that additional investments will be needed to develop an effective sales and marketing program before the organization will generate sufficient cash flow from operations to meet current operating expenses and overhead.

NOTE 6 - RELATED PARTY TRANSACTIONS

Equipment purchases from officers

     On April 30, 2000 the company purchased computer equipment from its officers. The amount of the purchase was $15,000. On April 30, 2000, the company issued 600,000 shares of common stock in settlement of the purchase. The computer equipment was capitalized at predecessor cost for an amount of $15,000.

                             SWORD COMP-SOFT CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
           FROM INCEPTION (NOVEMBER 02, 1998) THROUGH APRIL 30, 2000

NOTE 7 - STOCKHOLDER'S EQUITY

     On April 30,2000, the company in accordance with its private placement offering exempt from registration requirements under section 4(2) of the Securities Act of 1933 issued 10,400,000 of common shares. The shares have been issued and a receivable has been reflected in the equity section for those shares which payment had not been received as of April 30, 2000.

     On April 30, 2000, the company issued 600,000 shares to officers of the company in settlement of computer equipment purchases. The computer equipment was capitalized at predecessor cost for an amount of $15,000.

NOTE 8 - INCOME TAXES

     The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

NOTE 9 - SUBSEQUENT EVENTS

     On  March  14,  2000  the  company  agreed  to  issue  35,700,000   shares,
approximately fifty one percent of the authorized shares, of common stock to Millenia Hope, Inc., a biopharmaceutical corporation. On May 29, 2000 the company issued 35,700,000 shares of common stock to Millenia Hope, Inc. in exchange for 5 million shares of common stock of Millenia Hope, Inc. and 5 million warrants, each warrant entitling the company to purchase one common share at a price of two dollars per share until November 30, 2004.

     In May and June 2000, the company collected the entire share subscription receivable (see Note 7) of $103,739.

You should only rely on the  information
contained in this document or other
information that we refer you to.
We have not authorized  anyone
to  provide  you with any other
information  that is  different  . You                    11,000,000 Shares of
should note that even though you received a copy          Common Stock
of this Prospectus, there may have been changes in our affairs since the date of this Prospectus.
This Prospectus does not constitute an offer to sell securities in any jurisdiction in which such offer or solicitation is not authorized

TABLE OF CONTENTS                          PAGE

Risk Factors                                3             SWORD COMP-SOFT CORP.
Special Note Regarding
      Forward-Looking Statements            8
Summary Historical Financial
      Information                           9
Plan of Operations                          9
Use of Proceeds                            13
Business                                   14             PROSPECTUS
Management                                 27
Security Ownership of Certain
     Beneficial Owners and Management      29
Executive Compensation                     30
Certain Relationships
     and Related Transactions              30
Disclosure of Commission Position
     on Indemnification for Securities
     Act Liability                         31
Description of Securities                  26
Plan of Distribution                       33
Selling Stockholders                       33             October , 2000
Legal Matters                              47
Experts                                    47
Available Information                      47
Index to Financial Statements              F-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution

                   The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Fee...........                      $     83
Accountants' Fees................................................      $ 15,000
Legal Fees............................................................ $ 20,000
Company's Administrative Expenses...................                   $ 30,000
Printing and engraving.........................................        $ 10,000
Miscellaneous.......................................................   $  1,917

                                             Total                     $ 77,000
                                                                      =========

Item 14.  Indemnification of Directors and Officers.

                  Neither our By-Laws nor our Certificate of Incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

Item 15.  Recent Sales of Unregistered Securities

                   In March/April 2000 Registrant sold 11,000,000 common shares at a price of $0.25 under Rule 504 and Regulation S.

                   In May 2000 Registrant swapped 35,700,000 common shares with its parent company, Millenia Hope Inc. In return it received 5,000,000 common shares of Millenia Hope Inc. and 5,000,000 warrants entitling them to purchase one common share per one warrant for $2 up to May 29, 2003.

Item 16.  Exhibits and Financial Statements Schedules.

          3.1          Certificate of Incorporation, as amended
          3.2          By-Laws
          4.1          Specimen Common Stock Certificate
          5            Opinion of Heller, Horowitz & Feit, P.C.
          10.1         Lease Agreement
          23.1         Consent of Heller, Horowitz & Feit, P.C.
                      (included in the Opinion filed as Exhibit 5)
          23.2         Consent of Mark Cohen, C.P.A.
          27           Financial data schedule, as amended

Item 17.  Undertakings.
          ------------

          The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (iv) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Montreal on the 17th day of October, 2000.

                                      SWORD COMP-SOFT INC.


                                  By:___________________________________________
                                      Anthony  Ierfino, President and CEO

         In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

Signature                 Title                             Date

/s/Anthony Ierfino
Anthony Ierfino           President, Chief                  October 17, 2000
                          Executive Officer, Director

/s/Leonard B. Stella
Leonard B. Stella         Chief Operating Officer,          October 17, 2000
                          Director

/s/Abdulmajid Sharif      Chief Technical Officer,          October 17, 2000
Abdulmajid Sharif         Director


/s/Dr. Raafat G. Saade    Vice President                    October 17, 2000
Dr. Raafat G. Saade       Data Information